CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 033-54303, 333-03045, 333-30995, 333-63105, 333-41370, 333-90022, 333-127993, 333-159151, 333-189162, 333-189781, 333-227325 and 333-227326 on Form S-8 of our report dated March 18, 2019, relating to the consolidated financial statements as of, and for the year ended, December 31, 2018 of Harte Hanks, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to Harte Hanks, Inc.’s adoption of a new accounting standard), appearing in this Annual Report on Form 10-K of Harte Hanks Inc. for the year ended December 31, 2019.

/s/ DELOITTE & TOUCHE LLP

San Antonio, Texas
March 19, 2020